Exhibit  99.1
En Pointe Technologies, Inc. Announces Financial Results for the Quarter and Nine Months Ended June 30, 2008

— Nine month gross profits increase 13.6% to $36.2 million from prior year nine months.
— Third quarter gross profits increase 11.9% to $13.3 million from prior year third quarter.

Los Angeles, CA – August 11, 2008 - En Pointe Technologies, Inc. (NASDAQ:ENPT):  a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its third quarter ended June 30, 2008.  Total net sales in the third quarter of fiscal 2008 decreased 20.1% to $79.9 million when compared to the $100.0 million reported for the third quarter of fiscal 2007.  En Pointe’s gross profits increased by $1.4 million to $13.3 million in the third quarter of fiscal 2008 as compared to $11.9 million reported in the third quarter of fiscal 2007.

For the June 2008 quarter En Pointe had net income of $0.5 million, or $0.06 per basic and diluted share compared with $0.4 million, or $0.06 per basic and diluted share reported for the June 2007 quarter.  For the nine months year-to-date En Pointe incurred a loss of $2.5 million, or $0.35 per basic and diluted share, respectively.  This compares with net income of $0.9 million, or $0.13 and $0.12 per basic and diluted share, reported in the June 2007 nine month period.

Bob Din, CEO of En Pointe said, “While our product sales were down due, in part, to the non renewal of a sales contract with a major customer and partially due to the slow down of purchases from our financial sector customers due to the sub prime debacle, our software business has continued to grow.”

Operating Highlights

Gross profits were up in both the June 2008 quarter and for the nine months ended June 2008 compared with fiscal 2007 results.  For the nine months ended June 30, 2008, gross profits increased $4.4 million, or 13.6%.  This was the continued result of improved gross margins in both product and service sales.

Operating expenses increased $1.1 million in the June 2008 quarter as compared with the June 2007 quarter, due to such factors as our on-going legal expenses and increased compensation expense.

Asset Management

At June 30, 2008, the Company had $7.0 million of cash and an additional $30.8 million available under its credit line with GE Commercial Distribution Finance Corporation.
Accounts receivable decreased by $15.7 million in the June 2008 quarter as compared to the June 30, 2007 quarter reducing the day’s sales outstanding in accounts receivable to 53 days as compared with 55 days in the June 2007 quarter.  At June 30, 2008, long-term debt was $0.6 million and stockholders’ equity was $18.8 million.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, information security, and managed and professional services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base.  Founded in 1993 and headquartered in Los Angeles, En Pointe is well represented in leading national markets throughout the United States.  En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

En Pointe’s Ovex Global division provides customers with solutions for affordable information technology services by combining low cost with high quality offshore services provided through its foreign subsidiary, Ovex Technologies (Private), Inc., with experienced onshore information technology management teams that provide the necessary supervision and guidance to smooth each customer’s outsourcing transition.

Visit www.enpointe.com to learn more.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe's Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.  Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release.  En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 337-5212
Fax: (310) 324-3149
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 337-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30,	September 30,
	2008	2007
ASSETS:
Current assets:
Cash	$6,965	$6,000
Restricted cash	77	76
Short term cash investment	178	1,000
Accounts receivable, net	46,309	61,391
Inventories, net	5,487	8,768
Prepaid expenses and other current assets	1,957	1,548
Total current assets	60,973	78,783

Property and equipment, net of accumulated
depreciation and amortization	5,226	5,022

Other assets	4,481	2,201
Total assets	$70,680	$86,006

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable, trade	$22,571	$19,034
Borrowings under line of credit	14,245	30,314
Short-term borrowings and current maturities of long-term debt	1,639	2,450
Accrued liabilities	7,292	6,177
Accrued taxes and other liabilities	3,898	4,364
Total current liabilities	49,645	62,339
Long term liabilities	604	447
Total liabilities	50,249	62,786

Minority interest	1,975	1,957

Total stockholders' equity	18,456	21,263
Total liabilities and stockholders' equity	$70,680	$86,006

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales:
Product	$67,166	$87,863	$199,794	$214,050
Service	12,763	12,104	37,584	36,035
Total net sales	79,929	99,967	237,378	250,085
Cost of sales:
Product	59,057	80,378	179,424	195,474
Service	7,565	7,701	21,768	22,764
Total cost of sales	66,622	88,079	201,192	218,238
Gross profit:
Product	8,109	7,485	20,370	18,576
Service	5,198	4,403	15,816	13,271
Total gross profit	13,307	11,888	36,186	31,847

Selling and marketing expenses	9,284	8,542	27,651	22,263
General and administrative expenses	3,492	3,093	10,459	8,907
Operating income (loss)	531	253	(1,924)	677

Interest (expense) income, net	(19)	90	22	222
Other (expense) income net	(60)	30	(566)	69
Income before income taxes and minority interest	452	373	(2,468)	968
Provision for income taxes	2	3	27	29
Income (loss) before minority interest	450	370	(2,495)	939
Minority interest	15	42	(18)	(42)
Net income (loss) per share:	$465	$412	$(2,513)	$897
Basic	$0.06	$0.06	$(0.35)	$0.13
Diluted	$0.06	$0.06	$(0.35)	$0.12

Weighted average shares outstanding:
Basic	7,161	7,150	7,159	7,141
Diluted	7,284	7,455	7,159	7,432